UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                 Amendment No. 2



                                  Pulitzer Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $0.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    745769109
                  --------------------------------------------
                                 (CUSIP Number)





                                December 31, 2003
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)



                                Page 1 of 9 pages

-----------------------
  CUSIP No. 745769109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs Asset Management, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 324,010

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               313,480
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  439,310

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               313,480

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           752,790

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           7.8%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           IA

------------------------------------------------------------------------------



                                Page 2 of 9 pages

-----------------------
  CUSIP No. 745769109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs 2001 Exchange Place Fund, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               313,480
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               313,480

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           313,480

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           3.3%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                                Page 3 of 9 pages

-----------------------
  CUSIP No. 745769109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs Management Partners, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               313,480
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               313,480

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           313,480

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           3.3%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                                Page 4 of 9 pages

Item 2(a).         Name of Persons Filing:
                   Goldman Sachs Asset Management, L.P., Goldman Sachs 2001 Exchange Place Fund, L.P. and Goldman Sachs Management Partners, L.P.

Item 2(b).         Address of Principal Business Office or,  if none, Residence:
                   Goldman Sachs 2001 Exchange Place Fund, L.P. and Goldman Sachs Management Partners, L.P. -
                   85 Broad Street
                   New York, NY  10004

                   Goldman Sachs Asset Management, L.P. -
                   32 Old Slip
                   New York, NY  10005

Item 2(c).         Citizenship:
                   Goldman Sachs Asset Management, L.P. - Delaware Goldman Sachs 2001 Exchange Place Fund, L.P.- Delaware Goldman Sachs Management Partners, L.P. - Delaware

Item 4.            Ownership.(1)(2)

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 10.            Certification.
                         By  signing  below I  certify  that,  to the best of my
                    knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------
     (1) In accordance with Securities and Exchange Commission ("SEC") Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by Goldman Sachs Asset Management, L.P. ("GSAM LP"). GSAM LP, an investment advisor, disclaims beneficial ownership of any securities managed, on GSAM LP's behalf, by third parties.

     (2) This statement amends the statement on Schedule 13G as most recently amended by Amendment No. 1 thereto filed with the SEC on February 12, 2003 by Goldman Sachs Asset Management ("GSAM"), a separate business unit of The Goldman Sachs Group, Inc. Beginning on or about April 26, 2003, GSAM LP assumed all, or substantially all of the rights and responsibilities of GSAM under the terms of its advisory agreements. The full assumption is expected to be completed by the close of the first quarter of 2004.



                                Page 5 of 9 pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 2004


                                GOLDMAN SACHS ASSET MANAGEMENT, L.P.

                                By: /s/ Roger S. Begelman
                                   ----------------------------------------
                                Name:   Roger S. Begelman
                                Title:  Attorney-in-fact


                                GOLDMAN SACHS 2001 EXCHANGE PLACE FUND, L.P.

                                By: /s/ Roger S. Begelman
                                   ----------------------------------------
                                Name:   Roger S. Begelman
                                Title:  Attorney-in-fact


                                GOLDMAN SACHS MANAGEMENT PARTNERS, L.P.

                                By: /s/ Roger S. Begelman
                                   ----------------------------------------
                                Name:   Roger S. Begelman
                                Title:  Attorney-in-fact



                                Page 6 of 9 pages

                                INDEX TO EXHIBITS



Exhibit No.   Exhibit
-----------   -------

99.1 Joint Filing Agreement, dated February 13, 2004, between Goldman Sachs Asset Management, L.P., Goldman Sachs 2001 Exchange Place Fund, L.P. and Goldman Sachs Management Partners, L.P.

99.2 Power of Attorney, dated November 19, 2003, relating to Goldman Sachs Asset Management, L.P.



                                Page 7 of 9 pages

                                                                  Exhibit (99.1)



                             JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $0.01 par value, of Pulitzer Inc., and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.


Date:  February 13, 2004


                                GOLDMAN SACHS ASSET MANAGEMENT, L.P.

                                By: /s/ Roger S. Begelman
                                   ----------------------------------------
                                Name:   Roger S. Begelman
                                Title:  Attorney-in-fact


                                GOLDMAN SACHS 2001 EXCHANGE PLACE FUND, L.P.

                                By: /s/ Roger S. Begelman
                                   ----------------------------------------
                                Name:   Roger S. Begelman
                                Title:  Attorney-in-fact


                                GOLDMAN SACHS MANAGEMENT PARTNERS, L.P.

                                By: /s/ Roger S. Begelman
                                   ----------------------------------------
                                Name:   Roger S. Begelman
                                Title:  Attorney-in-fact



                                Page 8 of 9 pages

                                                                  Exhibit (99.2)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS ASSET MANAGEMENT, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Edward T. Joel, Saskia Brookfield Martin and Ted Chang, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 19th, 2003.


GOLDMAN SACHS ASSET MANAGEMENT, L.P.


By:/s/ Howard Surloff
----------------------------
Name:  Howard Surloff
Title: Managing Director



                                Page 9 of 9 pages